As filed with the Securities and Exchange Commission on March 4, 2020

Registration Number 33-88228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HMN FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1777397
(State of incorporation)	(IRS Employer Identification No.)

1016 Civic Center Drive Northwest

Rochester, Minnesota 55901

(507) 535-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HOME FEDERAL SAVINGS BANK 401(K) PLAN

 (Full title of the plan)

Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc.
1016 Civic Center Drive Northwest
Rochester, Minnesota 55901
(507) 535-1200

  (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

HMN Financial, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 4, 1995 (Registration Statement No. 33-88228 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Home Federal Savings Bank 401(k) Plan. The Prior Registration Statement registered 30,000 shares of Common Stock and an indeterminate amount of interests.

Pursuant to the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this post-effective amendment to the Prior Registration Statement to deregister, and does hereby remove from registration, the shares of Common Stock (and an indeterminate amount of interests) that had been registered under the Prior Registration Statement that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, Minnesota, on March 4, 2020.

HMN FINANCIAL, INC.

By: /s/ Bradley Krehbiel

Bradley Krehbiel
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Company in reliance on Rule 478 under the Securities Act of 1933, as amended.